Exhibit 99.1

After recording return to:

Rod W. Farrell, Esq.

Updike, Kelly & Spellacy, PC

8 Frontage Road

East Haven, CT 06512

OPEN-END CONSTRUCTION MORTGAGE

SECURITY AGREEMENT, AND ASSIGNMENT OF LEASES AND RENTS

TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME, GREETINGS:

KNOW YE, that Sachem Capital Corp., a New York Corporation with a mailing address at 698 Main Street, Branford, Connecticut 06450 (hereinafter called the “Borrower”), for the consideration of ONE DOLLAR ($1.00) and other good and valuable consideration received to the Borrower’s full satisfaction from New Haven Bank (hereinafter called the “Bank”), does hereby give, grant, bargain, sell and confirm, with MORTGAGE COVENANTS (hereinafter referred to as the “Mortgage”), unto the Bank, its successors and assigns forever the real property and improvements thereon known as 698 Main Street, Branford, Connecticut (the "Address") and 568 East Main Street, Branford, Connecticut as described in more detail on Exhibit A attached hereto and made a part hereof (the “Property”).

TO HAVE AND TO HOLD the above granted and bargained Property, with the privileges and appurtenances thereof unto it, the said Bank, its successors and assigns forever, to its and their own proper use and behoof.

THE CONDITION OF THIS DEED IS SUCH THAT:

WHEREAS, pursuant to a construction loan agreement of even date herewith by and between Borrower and Bank (the “Loan Agreement”), Bank has made a construction loan in the amount of ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($1,400,000.00) (the “Loan”) to the Borrower, which Loan is evidenced by a certain promissory note of even date herewith in the maximum amount of ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($1,400,000.00) (the “Note”), a copy of which is attached hereto as Exhibit B and made a part hereof; and

WHEREAS, Borrower is planning to construct improvements on the Property; and

WHEREAS, the Bank has agreed to make the Loan to be advanced in installments as set forth in the Loan Agreement; and

WHEREAS, buildings or improvements on the Property will be in the process of construction or repair, or to be erected or repaired; and

WHEREAS, the Bank has agreed to make the Loan to be paid over to Borrower in installments as the work progresses, the time and amount of each advancement to be at the sole discretion and upon the estimate of the Bank, so that when all of the work on the Property shall have been completed to the full satisfaction of the Bank, the Bank shall then pay over to the Borrower any balance necessary to complete the full Loan; and

WHEREAS, the Borrower agrees to complete the erection or repair of said buildings to the satisfaction of said Bank within a reasonable time from the date hereof or at the latest on or before December 1, 2022; and

WHEREAS, advances to be made by the Bank to or for the benefit of the Borrower in respect of the Loan shall be made pursuant to the terms of the Loan Agreement which shall constitute a “mortgage to secure future advances of money for construction and repair of buildings or improvements on land” within the meaning of Section 49-3 of the Connecticut General Statutes, as amended; and

WHEREAS, advances made by the Bank in respect of the Loan are payable in the manner set forth in the Loan Agreement; and

WHEREAS, the Borrower is justly indebted to the Bank pursuant to the terms of the Note the Loan Agreement, the Interest Rate Protection Agreement, and the other Loan Documents subject to the following additional terms and conditions:

1.MORTGAGE, OBLIGATIONS AND FUTURE ADVANCES

The amount of principal obligations outstanding and evidenced by the Loan Documents and secured by this Mortgage total One Million Four Hundred Thousand Dollars and Zero Cents ($1,400,000.00) as of the date of this Mortgage but this Mortgage shall nevertheless secure payment and performance of all Obligations.

1.1Security Interest in Property.  As continuing security for the Obligations the Mortgagor hereby pledges, assigns and grants to the Bank, and its successors and assigns, a security interest in any of the Property (as hereinafter defined) constituting personal property or fixtures.  This Mortgage is and shall be deemed to be a security agreement and financing statement pursuant to the terms of the Uniform Commercial Code of Connecticut (the "Uniform Commercial Code") as to any and all personal property and fixtures and as to all such property the Bank shall have the rights and remedies of a secured party under the Uniform Commercial Code in addition to its rights hereunder.  This Mortgage constitutes a financing statement filed as a fixture filing under Section 9-502(c) of the Uniform Commercial Code covering any Property which now is or later may become a fixture.

1.2Collateral Assignment of Leases and Rents.  The Mortgagor hereby irrevocably and unconditionally assigns to the Bank, and its successors and assigns, as collateral security for the Obligations all of the Mortgagor's rights and benefits under any and all Leases (as hereinafter defined) and any and all rents and other amounts now or hereafter owing with respect to the Leases or the use or occupancy of the Property.  This collateral assignment shall be absolute and effective immediately, but the Mortgagor shall have a license, revocable by the Bank, to continue to collect rents owing under the Leases until an Event of Default (as hereinafter defined) occurs and the Bank exercises its rights and remedies to collect such rents as set forth herein.

1.3Conditions to Grant.  The Bank shall have and hold the above granted Property unto and to the use and benefit of the Bank, and its successors and assigns, forever; provided, however, the conveyances, grants and assignments contained in this Mortgage are upon the express condition that, if Mortgagor shall irrevocably pay and perform the Obligations in full, including, without limitation, all principal, interest and premium thereon and other charges, if applicable, in accordance with the terms and conditions in the Loan Documents and this Mortgage, shall pay and perform all other Obligations as set forth in this Mortgage and shall abide by and comply with each and every covenant and condition set forth herein and in the Loan Documents, the conveyances, grants and assignments contained in this Mortgage shall be appropriately released and discharged.

1.4Property.  The term "Property," as used in this Mortgage, shall mean that certain parcel of land and the fixtures, structures and improvements and all personal property constituting fixtures, as that term is defined in the Uniform Commercial Code, now or hereafter thereon located at the Address(es), as more particularly described in Exhibit A attached hereto, together with: (i) all rights now or hereafter existing, belonging, pertaining or appurtenant thereto; (ii) the following categories of assets as defined in the Uniform Commercial Code: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, whether now owned or hereafter acquired, that are located on or used in connection with, or that arise in whole or in part out of the Mortgagor's use of or business conducted on or respecting, the Property and any substitutions, replacements, accessions and proceeds of any of the foregoing; (iii) all judgments, awards of damages and settlements hereafter made as a result or in lieu of any Taking, as hereinafter defined; (iv) all of the rights and benefits of the Mortgagor under any present or future leases and agreements relating to the Property, including, without limitation, rents, issues and profits, or the use or occupancy thereof together with any extensions and renewals thereof, specifically excluding all duties or obligations of the Mortgagor of any kind arising thereunder (the "Leases"); and (v) all contracts, permits and licenses respecting the use, operation or maintenance of the Property.

1.5Obligations.  The term "Obligation(s)," as used in this Mortgage, shall mean without limitation all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by the Mortgagor to the Bank at any time, of each and every kind, nature and description, whether arising under this Mortgage or any of the Loan Documents, including without limitation pursuant to the Note.  A copy of the Note is attached hereto as Exhibit B and made a part hereof.

1.6Construction Mortgage.  The Bank has made a loan to the Mortgagor pursuant to the Loan Documents and evidenced by that certain Term Note, dated of even date herewith in the maximum principal amount of One Million Four Hundred Thousand Dollars and Zero Cents ($1,400,000.00).  The Loan Documents specifically permit the making of future advances by the Bank to the Mortgagor in accordance with Section 49-3 of the Connecticut General Statutes.  The loan evidenced by such Term Note shall become due and payable in full on December 1, 2037 (the “Maturity Date”). The Mortgagor and the Bank agree it is their mutual intent that this Mortgage constitute, inter alia, a lien securing the Obligations including without limitation, to the extent any amounts are to be advanced at a later date pursuant to the terms of the Loan Documents or such Term Note, in accordance with Section 49-3 of the Connecticut General Statutes, and that the Bank and the Mortgagor shall have all of the rights, powers and protections to which the parties of an open-end construction mortgage are entitled under Connecticut law.

1.7Cross-Collateral and Future Advances.  It is the express intention of the Mortgagor that this Mortgage secure payment and performance of all of the Obligations, whether now existing or hereinafter incurred by reason of future advances by the Bank or otherwise, and regardless of whether such Obligations are or were contemplated by the parties at the time of the granting of this Mortgage.  Notice of the continuing grant of this Mortgage shall not be required to be stated on the face of any document evidencing any of the Obligations, nor shall such documents be required to otherwise specify that they are secured hereby.

2.REPRESENTATIONS, WARRANTIES, COVENANTS

2.1Representations and Warranties.  The Mortgagor represents and warrants that: (a) the Mortgagor is the sole legal owner of the Property, holding good and marketable fee simple title to the Property, subject to no liens, encumbrances, leases, security interests or rights of others, other than as set forth in detail in Exhibit C hereto (the "Permitted Encumbrances"); (b) the Mortgagor is the sole legal owner of the entire lessor's interest in the Leases and the Mortgagor has not executed any other assignment of the Leases or any of the rights or rents arising thereunder; and (c) as of the date hereof, there are no Hazardous Substances (as hereinafter defined) in, on or under the Property, except as disclosed in writing to and acknowledged by the Bank.

2.2Restrictions on the Mortgagor.  The Mortgagor covenants that it will not, directly or indirectly, without the prior written approval of the Bank in each instance: (a) sell, convey, assign, transfer, mortgage, pledge, hypothecate, lease or dispose of all or any part of any legal or beneficial interest in the Mortgagor or the Property or any part thereof or permit any of the foregoing, except as expressly permitted by the terms of this Mortgage; (b) permit the use, generation, treatment, storage, release or disposition of any oil or other material or substance constituting hazardous waste or hazardous materials or substances under any applicable Federal or state law, regulation or rule ("Hazardous Substances"); or (c) permit to be created or suffer to exist any mortgage, lien, security interest, attachment or other encumbrance or charge on the Property or any part thereof or interest therein (except for the Permitted Encumbrances).

2.3Operation of Property.  The Mortgagor covenants and agrees as follows:

(a)	The Mortgagor will not permit the Property to be used for any unlawful or improper purpose;
(b)	The Mortgagor will at all times keep the Property insured for such losses or damage, in such amounts and by such companies as may be required by law or which the Bank may require,

provided that, in any case, the Mortgagor shall maintain: (i) physical hazard insurance on an "all risks" basis in an amount not less than 100% of the full replacement cost of the Property; (ii) flood insurance if and as required by applicable Federal law and as otherwise required by the Bank; (iii) comprehensive commercial general liability insurance; (iv) rent loss and business interruption insurance; and (v) such other insurance as the Bank may require from time to time, including builder's risk insurance in the case of construction loans.  All policies regarding such insurance shall be issued by companies licensed to do business in the state where the policy is issued and also in the state where the Property is located, be otherwise acceptable to the Bank, provide deductible amounts acceptable to the Bank, name the Bank as a mortgagee, loss payee and additional insured, and provide that no cancellation or material modification of such policies shall occur without at least Thirty (30) days prior written notice to the Bank;

(c)

Mortgagor will at all times keep the Property in good and first-rate repair and condition (damage from casualty not excepted) and will not commit or permit any strip, waste, impairment, deterioration or alteration of the Property or any part thereof.

2.4Payments.  The Mortgagor covenants to pay when due: all Federal, state, municipal, real property and other taxes, betterment and improvement assessments and other governmental levies, water rates, sewer charges, insurance premiums and other charges on the Property, this Mortgage or any Obligation secured hereby that could, if unpaid, result in a lien on the Property or on any interest therein.  If and when requested by the Bank, the Mortgagor shall deposit from time to time with the Bank sums determined by the Bank to be sufficient to pay when due the amounts referred to in this Section.  The Mortgagor shall have the right to contest any notice, lien, encumbrance, claim, tax, charge, betterment assessment or premium filed or asserted against or relating to the Property; provided that it contests the same diligently and in good faith and by proper proceedings and, at the Bank's request, provides the Bank with adequate cash security, in the Bank's reasonable judgment, against the enforcement thereof.  The Mortgagor shall furnish to the Bank the receipted real estate tax bills or other evidence of payment of real estate taxes for the Property within thirty (30) days prior to the date from which interest or penalty would accrue for nonpayment thereof.  The Mortgagor shall also furnish to the Bank evidence of all other payments referred to above within fifteen (15) days after written request therefor by the Bank.  If Mortgagor shall fail to pay such sums, the Bank may, but shall not be obligated to, advance such sums.  Any sums so advanced by the Bank shall be added to the Obligations, shall bear interest at the highest rate specified in any note evidencing the Obligations, and shall be secured by the lien of this Mortgage.

2.5Takings.  In case of any condemnation or expropriation for public use of, or any damage by reason of the action of any public or governmental entity or authority to, all or any part of the Property (a "Taking"), or the commencement of any proceedings or negotiations that might result in a Taking, the Mortgagor shall immediately give written notice to the Bank, describing the nature and extent thereof.  The Bank may, at its option, appear in any proceeding for a Taking or any negotiations relating to a Taking and the Mortgagor shall immediately give to the Bank copies of all notices, pleadings, determinations and other papers relating thereto.  The Mortgagor shall in good faith and with due diligence and by proper proceedings file and prosecute its claims for any award or payment on account of any Taking.  The Mortgagor shall not settle any such claim without the Bank's prior written consent.  The Mortgagor shall hold any amounts received with respect to such awards or claims, by settlement, judicial decree or otherwise, in trust for the Bank and immediately pay the same to the Bank.  The Mortgagor authorizes any award or settlement due in connection with a Taking to be paid directly to the Bank in amounts not exceeding the Obligations.  The Bank may apply such amounts to the Obligations in such order as the Bank may determine.

2.6Insurance Proceeds.  The proceeds of any insurance resulting from any loss with respect to the Property shall be paid to the Bank and, at the option of the Bank, be applied to the Obligations in such order as the Bank may determine; provided, however, that if the Bank shall require repair of the Property, the Bank may release all or any portion of such proceeds to the Mortgagor for such purpose.  Any insurance proceeds paid to the Mortgagor shall be held in trust for the Bank and promptly paid to it.

3.DEFAULTS AND REMEDIES

3.1Events of Default.  "Event of Default" shall mean the occurrence of any one or more of the following events: (a) default of any liability, obligation, covenant or undertaking of the Mortgagor or any guarantor of the Obligations to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Mortgagor or any guarantor of the

Obligations under any other Loan Document or any other agreement with the Bank; (b) failure by the Mortgagor to perform, observe or comply with any of the covenants, agreements, terms or conditions set forth in this Mortgage; (c) the (i) occurrence of any material loss, theft, damage or destruction of, or (ii) issuance or making of any levy, seizure, attachment, execution or similar process on a material portion of the Property; (d) failure of the Mortgagor or any guarantor of the Obligations to maintain aggregate collateral security value satisfactory to the Bank; (e) default of any material liability, obligation or undertaking of the Mortgagor or any guarantor of the Obligations to any other party; (f) if any statement, representation or warranty heretofore, now or hereafter made by the Mortgagor or any guarantor of the Obligations in connection with this Agreement or in any supporting financial statement of the Mortgagor or any guarantor of the Obligations shall be determined by the Bank to have been false or misleading in any material respect when made; (g) if the Mortgagor or any guarantor of the Obligations is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; (h) the death of the Guarantor and the failure by his estate(s) to assume the liabilities of the deceased as Guarantor(s) of the Loan (i) the institution by or against the Mortgagor or any guarantor of the Obligations of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Mortgagor or any guarantor of the Obligations is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Mortgagor or any guarantor of the Obligations of an assignment for the benefit of creditors or the granting by the Mortgagor or any guarantor of the Obligations of a trust mortgage for the benefit of creditors; (j) the service upon the Bank of a writ in which the Bank is named as trustee of the Mortgagor or any guarantor of the Obligations; (k) a judgment or judgments for the payment of money shall be rendered against the Mortgagor or any guarantor of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; (l) any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Mortgagor or any guarantor of the Obligations; (m) the termination or revocation of any guaranty of the Obligations; (n) the occurrence of such a change in the condition or affairs (financial or otherwise) of the Mortgagor or any guarantor of the Obligations, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Mortgagor or any guarantor of the Obligations to the Bank has been or may be impaired; or (o) the vesting of title to the Property in any entity other than Sachem Capital Corp. or any change in control of Sachem Capital Corp..

3.2Remedies.  On the occurrence of any Event of Default the Bank may, at any time thereafter, at its option and, to the extent permitted by applicable law, without notice, exercise any or all of the following remedies:

(a)

Declare the Obligations due and payable, and the Obligations shall thereupon become immediately due and payable, without presentment, protest, demand or notice of any kind, all of which are hereby expressly waived by the Mortgagor except for Obligations due and payable on demand, which shall be due and payable on demand whether or not an event of default has occurred hereunder;

(b)

Enter, take possession of, manage and operate the Property (including all personal property and all records and documents pertaining thereto) and any part thereof and exclude the Mortgagor therefrom, take all actions it deems necessary or proper to preserve the Property and operate the Property as a mortgagee in possession with all the powers as could be exercised by a receiver or as otherwise provided herein or by applicable law; provided, however, the entry by the Bank upon the Property for any reason shall not cause the Bank to be a mortgagee in possession, except upon the express written declaration of the Bank;

(c)

With or without taking possession, receive and collect all rents, income, issues and profits ("Rents") from the Property (including all real estate and personal property and whether past due or thereafter accruing), including as may arise under the Leases, and the Mortgagor appoints the Bank as its true and lawful attorney with the power for the Bank in its own name and capacity to demand and collect Rents and take any action that the Mortgagor is authorized to take under the Leases.  The Bank shall (after payment of all costs and expenses incurred) apply any Rents received by it to the Obligations in such order as the Bank determines, or in accordance with any applicable statute, and the Mortgagor agrees that exercise of such rights and disposition of such funds shall not be deemed to cure any default or constitute a waiver of any foreclosure once commenced nor preclude the later commencement of foreclosure for breach thereof.  The Bank shall be liable to account only for such Rents actually received by the Bank.  Lessees under the Leases are hereby authorized and directed, following notice from the Bank, to pay all amounts due the Mortgagor under the Leases to the Bank, whereupon such lessees shall be relieved of any and all duty and obligation to the Mortgagor with respect to such payments so made;

(d)

In addition to any other remedies, to sell the Property or any part thereof or interest therein pursuant to exercise of its power of sale or otherwise at public auction on terms and conditions as the Bank may determine, or otherwise foreclose this Mortgage in any manner permitted by law, and upon such sale the Mortgagor shall execute and deliver such instruments as the Bank may request in order to convey and transfer all of the Mortgagor's interest in the Property, and the same shall operate to divest all rights, title and interest of the Mortgagor in and to the Property.  In the event this Mortgage shall include more than one parcel of property or subdivision (each hereinafter called a "portion"), the Bank shall, in its sole and exclusive discretion and to the extent permitted by applicable law, be empowered to foreclose upon any such portion without impairing its right to foreclose subsequently upon any other portion or the entirety of the Property from time to time thereafter.  In addition, the Bank may in its sole and exclusive discretion subordinate this Mortgage to one or more Leases for the sole purpose of preserving any such Lease in the event of a foreclosure;

(e)

Cause one or more environmental assessments to be taken, arrange for the cleanup of any Hazardous Substances or otherwise cure the Mortgagor's failure to comply with any statute, regulation or ordinance relating to the presence or cleanup of Hazardous Substances, and the Mortgagor shall provide the Bank or its agents with access to the Property for such purposes; provided that the exercise of any of such remedies shall not be deemed to have relieved the Mortgagor from any responsibility therefor or given the Bank "control" over the Property or cause the Bank to be considered to be a mortgagee in possession, "owner" or "operator" of the Property for purposes of any applicable law, rule or regulation pertaining to Hazardous Substances; and

(f)

Take such other actions or proceedings as the Bank deems necessary or advisable to protect its interest in the Property and ensure payment and performance of the Obligations, including, without limitation, appointment of a receiver (and the Mortgagor hereby waives any right to object to such appointment) and exercise of any of the Bank's remedies provided herein or in any other document evidencing, securing or relating to any of the Obligations or available to a secured party under the Uniform Commercial Code or under other applicable law.

In addition, the Bank shall have all other remedies provided by applicable law, including, without limitation, the right to pursue a judicial sale of the Property or any portion thereof by deed, assignment or otherwise.

The Mortgagor agrees and acknowledges that the acceptance by the Bank of any payments from either the Mortgagor or any guarantor after the occurrence of any Event of Default, the exercise by the Bank of any remedy set forth herein or the commencement, discontinuance or abandonment of foreclosure proceedings against the Property shall not waive the Bank subsequent or concurrent right to foreclose or operate as a bar or estoppel to the exercise of any other rights or remedies of the Bank.  The Mortgagor agrees and acknowledges that the Bank, by making payments or incurring costs described herein, shall be subrogated to any right of the Mortgagor to seek reimbursement from any third parties, including, without limitation, any predecessor in interest to the Mortgagor's title or other party who may be responsible under any law, regulation or ordinance relating to the presence or cleanup of Hazardous Substances.

3.3Advances.  If the Mortgagor fails to pay or perform any of its obligations respecting the Property, the Bank may in its sole discretion do so without waiving or releasing Mortgagor from any such obligation.  Any such payments may include, but are not limited to, payments for taxes, assessments and other governmental levies, water rates, insurance premiums, maintenance, repairs or improvements constituting part of the Property.  Any amounts paid by the Bank hereunder shall be, until reimbursed by the Mortgagor, part of the Obligations and secured by this Mortgage, and shall be due and payable to the Bank, on demand, together with interest thereon to the extent permitted by applicable law, at the highest rate permitted under any of the notes evidencing the Obligations.

3.4Cumulative Rights and Remedies.  All of the foregoing rights, remedies and options (including without limitation the right to enter and take possession of the Property, the right to manage and operate the same, and the right to collect Rents, in each case whether by a receiver or otherwise) are cumulative and in addition to any rights the Bank might otherwise have, whether at law or by agreement, and may be exercised separately or concurrently and none of which shall be exclusive of any other.  The Mortgagor further agrees that the Bank may exercise any or all of its rights or remedies set forth herein without having to pay the Mortgagor any sums for use or occupancy of the Property.

3.5Mortgagor's Waiver of Certain Rights.  To the extent permitted by applicable law, the Mortgagor hereby waives the benefit of all present and future laws (i) providing for any appraisal before sale of all or any portion of the Property or (ii) in any way extending the time for the enforcement of the collection of the Obligations or creating or extending a period of redemption from any sale made hereunder.

4.MISCELLANEOUS

4.1Costs and Expenses.  To the extent permitted by applicable law, the Mortgagor shall pay to the Bank, on demand, all reasonable expenses (including attorneys' fees and expenses and reasonable consulting, accounting, appraisal, brokerage and similar professional fees and charges) incurred by the Bank in connection with the Bank's interpretation, recordation of this Mortgage, exercise, preservation or enforcement of any of its rights, remedies and options set forth in this Mortgage and in connection with any litigation, proceeding or dispute whether arising hereunder or otherwise relating to the Obligations, together with interest thereon to the extent permitted by applicable law, until paid in full by the Mortgagor at the highest rate set forth in any of the notes evidencing the Obligations.  Any amounts owed by the Mortgagor hereunder shall be, until paid, part of the Obligations and secured by this Mortgage, and the Bank shall be entitled, to the extent permitted by law, to receive and retain such amounts in any action for a deficiency against or redemption by the Mortgagor, or any accounting for the proceeds of a foreclosure sale or of insurance proceeds.

4.2Waivers.  The Mortgagor waives notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.  No delay or omission of the Bank in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretion (all of which are hereinafter collectively referred to as "the Bank's rights and remedies") hereunder shall constitute a waiver thereof; and no waiver by the Bank of any default of the Mortgagor hereunder or of any demand shall operate as a waiver of any other default hereunder or of any other demand.  No term or provision hereof shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to this Mortgage.  Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank and the Mortgagor at any time (whether before, during or after the effective date or term of this Mortgage) shall be construed as a waiver, modification or limitation of any of the Bank's rights and remedies under this Mortgage (nor shall anything in this Mortgage be construed as a waiver, modification or limitation of any of the Bank's rights and remedies under any such other agreement or transaction) but all the Bank's rights and remedies not only under the provisions of this Mortgage but also under any such other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

4.3Waiver of Homestead.  To the maximum extent permitted under applicable law, the Mortgagor hereby waives and terminates any homestead rights and/or exemptions respecting the Property under the provisions of any applicable homestead laws, including without limitation, Section 52-352b of the Connecticut General Statutes Annotated.

4.4Joint and Several.  If there is more than one Mortgagor, each of them shall be jointly and severally liable for payment and/or performance of all obligations secured by this Mortgage and the term "Mortgagor" shall include each as well as all of them.

4.5Severability.  If any provision of this Mortgage or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Mortgage (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

4.6Complete Agreement.  This Mortgage and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof,

and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

4.7Binding Effect of Agreement.  This Mortgage shall run with the land and be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until all Obligations are fully and indefeasibly paid.  The Bank may transfer and assign this Mortgage and deliver any collateral to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Mortgage and such collateral.  Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Mortgage or the other Loan Documents.

4.8Notices.  Any notices under or pursuant to this Mortgage shall be deemed duly received and effective if delivered in hand to any officer or agent of the Mortgagor or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to the Mortgagor or Bank at the address set forth in this Mortgage or as any party may from time to time designate by written notice to the other party.

4.9Governing Law.  This Mortgage shall be governed by the laws of the State of Connecticut.

4.10JURY WAIVER.  THE MORTGAGOR AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR  PROCEEDING IN CONNECTION WITH THIS MORTGAGE, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CAN NOT BE, OR HAS NOT BEEN WAIVED.  THE MORTGAGOR CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.PREJUDGMENT REMEDY WAIVER.  MORTGAGOR HEREBY REPRESENTS, COVENANTS AND AGREES THAT THE PROCEEDS OF THE LOANS SECURED BY THIS MORTGAGE SHALL BE USED FOR GENERAL COMMERCIAL PURPOSES AND THAT ANY SUCH LOAN IS A COMMERCIAL TRANSACTION AS DEFINED BY THE STATUTES OF THE STATE OF CONNECTICUT.  MORTGAGOR HEREBY WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES ANNOTATED, SECTION 52-278A ET. SEQ., AS AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE BANK MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER.  MORE SPECIFICALLY, MORTGAGOR ACKNOWLEDGES THAT THE BANK'S ATTORNEY MAY, PURSUANT TO CONNECTICUT GENERAL STATUTES ANNOTATED, SECTION 52-278F, ISSUE A WRIT FOR PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. MORTGAGOR ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY BY THE BANK'S ATTORNEY, AND THE BANK ACKNOWLEDGES MORTGAGOR'S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.  MORTGAGOR FURTHER HEREBY WAIVES ANY REQUIREMENT OR OBLIGATION OF THE BANK TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY THE BANK AND WAIVES ANY OBJECTIONS TO ANY PREJUDGMENT REMEDY OBTAINED BY THE BANK BASED ON ANY OFFSETS, CLAIMS, DEFENSES OR COUNTERCLAIMS OF MORTGAGOR OR ANY OTHER OBLIGATED PARTY TO ANY ACTION BROUGHT BY THE BANK.  MORTGAGOR ACKNOWLEDGES AND AGREES THAT ALL OF THE WAIVERS CONTAINED IN THIS SECTION HAVE BEEN MADE KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF ITS COUNSEL.

Executed as an instrument under seal as of November 12, 2021.

Witness:	Borrower:

Sachem Capital Corp.,

/s/Peter Giannotti	By:	/s/John L. Villano
Peter Giannotti		John L. Villano, Chairman, Chief
Executive Officer, Chief Financial
Officer and Secretary
/s/Sherri Laudano
Sherri Laudano

STATE OF CONNECTICUT )
)	SS. EAST HAVEN	NOVEMBER 12, 2021
COUNTY OF NEW HAVEN )

On this the 12th day of November, 2021, before me, the undersigned officer, personally appeared John L. Villano, who acknowledged himself to be the Chairman, Chief Executive Officer, Chief Financial Officer and Secretary of Sachem Capital Corp., a Connecticut corporation, and that he as such Chairman, Chief Executive Officer, Chief Financial Officer and Secretary, being authorized so to do executed the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself as such.

In witness whereof I hereunto set my hand.

/s/Peter Giannotti
Peter Giannotti
Commissioner of the Superior Court

EXHIBIT “A”

Property Description

568 East Main Street

Branford. CT

A certain parcel of land situated in the Town of Branford, County of New Haven, and State of Connecticut, known as Parcel A on property known as 560 and 568 East Main Street, being more particularly bounded and described as follows:

Beginning at a Connecticut Highway Department monument on the Northerly streetline of East Main Street (CT Route 1) at the division line of land now or formerly of Nelson B. Cooke and land hereinafter described being the Southeasterly corner of said parcel;

Thence running South 71° - 16’ - 00” West 114.75 feet, to a point, thence turning and running along a counter-clockwise curve having a radius of 1109.45 feet and an arc length of 100.25 feet, all along the Northerly streetline of East Main Street (CT Route 1) to a point;

Thence running the following three (3) courses and distances along proposed Parcel “B” to a point;

North 36° - 56’ - 28” West 121.81 feet, to a point,

North 63° - 58’ - 47” East 74.49 feet, to a point,

North 27° - 02’ - 58” West 183.33 feet, to a point,

Thence running North 68° - 03’ - 00” East 246.67 feet along land now or formerly of Ralph C. Delucia, to a point;

Thence running South 11° - 16’ - 40” East 315.34 feet along land now or formerly of Nelson B. Cooke, to the point of beginning.

The hereinbefore described parcel of land is more particularly bounded and described on a map entitled: Existing Conditions - Property Located at #560 & #568 East Main Street, Branford, Connecticut - Proposed Property Line - Parcels A & B; prepared for Jonathan Smith; Scale: 1” = 30’; Dated: December 14, 2010; Revised February 21, 2011; and prepared by Criscuolo Engineering LLC, which map is on file in the Branford Town Clerk’s Office as Map #3589.

Together with the right, privilege and authority to perpetually maintain a permanent easement and right of w&y for a sanitary sewer line and a surface water drainage line, including the right to lay, maintain, repair and replace the· same in and through a strip of land bounded and described as follows:

SOUTHERLY	by a portion of Parcel “B” 341.29 feet;
WESTERLY	by School Grounds Road, 30.11 feet;
NORTHERLY	by land now or formerly of Ralph C. DeLucia, 119.40 feet and by a portion of Parcel “B” 211.39 feet, each in part, 330.79 feet in all.
EASTERLY	by Parcel . “A”, 31.02 feet.

TOGETHER WITH the terms of a Mutual Easement Agreement by and between Sachem Capital Corp and Estate of Johnathan Smith dated and recorded June 21, 2021 in Volume 1318 at Page 903 of the Branford Land Records.

Property Description

698 Main Street

Branford. CT

All that certain piece or parcel of land, with the buildings and improvements thereon, situated in the Town of Branford, County of New Haven and State of Connecticut, known as #698 Main Street, as shown on a map entitled "Property Located at #698 Main Street, Branford, Connecticut, Prepared for Sachem Capital Partners, LLC, Proposed Site Plan" dated 3/17/2017, revised 4/25/2017 and 6/8/2017, on file in the Branford Town Clerk’s Office as Map No. 3886.

EXHIBIT “B”

TERM NOTE

November 17, 2021
$1,400,000.00	East Haven, Connecticut

For value received, the undersigned Sachem Capital Corp., a New York corporation, with an office at 698 Main Street, Branford, Connecticut 06405 (the "Borrower"), promises to pay to the order of New Haven Bank, with an address of 299 Whalley Avenue, New Haven, Connecticut 06511 (together with its successors and assigns, the "Bank"), the maximum principal amount of One Million Four Hundred Thousand Dollars and Zero Cents ($1,400,000.00) on or before December 1, 2036 (the "Maturity Date"), as set forth below, together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full.

The proceeds of this Note constitute a construction to permanent loan. The sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) has been advanced on the date hereof. Further  advances of the principal balance of the loan will commence at the Bank’s discretion as of the date hereof and will continue for a period of approximately Twelve (12) months (the “Draw Period”), to end on or before November 17, 2022. The aggregate Loan Proceeds shall be limited to the lesser of: (a) One Million Four Hundred Thousand Dollars and Zero Cents ($1,400,000.00) or (b) 60% of the as-built value of the property at 568 Main Street, Branford, CT, as determined by an independent third-party appraiser of the bank’s choosing. Disbursement of the loan proceeds shall be made pursuant to the terms and conditions of the Loan Agreement between the Bank and the Borrower entered into contemporaneously herewith. Repayment of the Loan shall commence on or before January 1, 2023 (the “Amortization Date”) and shall continue for a period of fifteen (15) years, ending on the Maturity Date. The period between the Amortization Date and the Maturity Date is referred to herein as the “Repayment Period”.

The loan balance shall initially bear interest thereon at a per annum rate equal to Three and Three Quarters Percent (3.75%) (the “Draw Period Rate”). Commencing on January 1, 2022 and on the first day of each consecutive month during the Draw Period, the Borrower shall pay interest-only payments on that portion of the Loan Balance which has been advanced at the Draw Period Rate.

The interest rate during the first five years of the Repayment Period (the “Repayment Period Rate”) shall be Three and Three Quarters Percent (3.75%). Commencing on the Amortization Date and on the 1st day of each month thereafter until the first Change Date as hereinafter defined, the Borrower shall pay consecutive monthly installments of principal and interest sufficient to fully amortize the Loan Balance on a 20-year amortization schedule at the Repayment Period Rate.

The Repayment Period Rate shall change on December 1, 2026, and December 1, 2031 (each a "Change Date") to a fixed rate equal to Two and Six Tenths Percent (2.60%) above the FHLBB 5 year Classic Advance Rate rounded up to the nearest 1/8% of one percent on each Change Date.  On each Change Date each monthly installment due and payable shall be recalculated to reflect the adjusted interest rate, the outstanding principal balance at such time and the remaining term on a 20-year amortization schedule (although term of the Repayment Period is fifteen (15) years) commencing on the Amortization Date of this Note in accordance with the Bank’s calculation in the Bank’s sole discretion. The remaining loan balance shall be payable in full on the Maturity Date.

Notwithstanding anything to the contrary in this Note, the interest rate on this Note is limited by a floor as follows: the minimum interest rate (i.e. floor) is Three and Three Quarters Percent (3.75%) per annum.

FHLBB 5 year Classic Advance Rate means the Classic Advance Rate for Fixed Rate Advances for the Applicable FHLB Rate Period (as hereinafter defined), as published by the Federal Home Loan Bank of Boston, or, in the event the FHLB Rate is no longer available, the base, reference or other rate then designated by the Bank, in its sole discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.  The Applicable FHLB Rate Period is 5 Years.

This Note is secured by all collateral granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party and shall be secured by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party.

Principal and interest shall be payable at the Bank’s main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim.  Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

This Note may be prepaid in whole or in part without any prepayment charge.

At the option of the Bank, this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (each, an "Event of Default"):  (1)  default of any liability, obligation, covenant or undertaking of the Borrower, any endorser or any guarantor hereof to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower, any endorser or any guarantor hereof under any other loan document delivered by the Borrower, any endorser or any guarantor, or in connection with the loan evidenced by this Note or any other agreement by the Borrower, any endorser or any guarantor with the Bank; (2)  failure of the Borrower, any endorser or any guarantor hereof to maintain aggregate collateral security value satisfactory to the Bank; (3)  default of any material liability, obligation or undertaking of the Borrower, any endorser or any guarantor hereof to any other party; (4)  if any statement, representation or warranty heretofore, now or hereafter made by the Borrower, any endorser or any guarantor hereof in connection with the loan evidenced by this Note or in any supporting financial statement of the Borrower, any endorser or any guarantor hereof shall be determined by the Bank to have been false or misleading in any material respect when made; (5)  if the Borrower, any endorser or any guarantor hereof is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; (6)  the institution by or against the Borrower, any endorser or any guarantor hereof of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower, any endorser or any guarantor hereof is alleged to be insolvent or unable to pay its debts as they mature, which proceedings are not stayed, dismissed or discharged within Ninety days after filing or the making by the Borrower, any endorser or any guarantor hereof of an assignment for the benefit of creditors or the granting by the Borrower, any endorser or any guarantor hereof of a trust mortgage to secure an antecedent debt for the benefit of creditors; (7)  the service upon the Bank of a writ in which the Bank is named as trustee of the Borrower, any endorser or any guarantor hereof; (8)  a judgment or judgments for the payment of money shall be rendered against the Borrower, any endorser or any guarantor hereof, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; (9)  any levy, lien (including mechanics lien) except as permitted under any of the other loan documents between the Bank and the Borrower, seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower, any endorser or any guarantor hereof; (10)  the termination or revocation by any guarantor of any guaranty hereof or (11) the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower, any endorser or any guarantor hereof, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower, any endorser or any guarantor hereof to the Bank has been or may be impaired; or (12) the vesting of title to properties located at 568 East Main Street or 698 East Main Street in Branford, Connecticut 06405 in any entity other than the Borrower or any change in control of the Borrower.

Any payments received by the Bank on account of this Note shall, at the Bank’s option, be applied first, to any costs, expenses or charges then owed to the Bank by the Borrower; second, to accrued and unpaid interest; third, to the unpaid principal balance hereof; and the balance to escrows, if any.  Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in such manner as the Bank may determine.  The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

The Borrower represents to the Bank that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

The Borrower and each endorser and guarantor hereof grant to the Bank a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrower and/or each endorser or guarantor hereof and any cash, securities, instruments or other property of the Borrower and each endorser and guarantor hereof in the possession of the Bank, whether for safekeeping or otherwise, or in transit to or from the Bank (regardless of the reason the Bank had received the same or whether the Bank has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower and/or any endorser or guarantor hereof to the Bank and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower or any endorser or guarantor hereof to the Bank at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.

The Borrower acknowledges that the state or condition of its operations is of material importance to the Lender throughout the term of the loan.  Accordingly, Borrower agrees to provide the Lender with updated financial information as set forth in the Lender’s commitment letter dated October 20, 2021. Borrower acknowledges and agrees that failure to provide said financial information shall constitute an Event of Default, and the Lender may, without further notice to Borrower, impose a penalty interest rate on the unpaid principal balance of the loan equal to the Rate in effect at the time of such default, plus Three percent (3.0%) per annum. If imposed, this rate shall remain in effect until such time as Borrower has satisfied completely its obligations to provide the Lender with updated financial information.

The Borrower and each endorser and guarantor of this Note agree to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses.  Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of 5.0% plus the rate provided for herein.  If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Bank’s other remedies on account thereof), a late charge equal to 5.0% of such unpaid amount.

This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.

This Note shall be governed by the laws of the State of Connecticut.

Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer or agent of the Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Note or as any party may from time to time designate by written notice to the other party.

THE BORROWER, EACH ENDORSER AND GUARANTOR AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, ANY OF THE OBLIGATIONS OF THE BORROWER, EACH ENDORSER AND GUARANTOR TO THE BANK, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CAN NOT BE, OR HAS NOT BEEN, WAIVED.  THE BORROWER, EACH ENDORSER AND GUARANTOR AND THE BANK EACH CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

THE BORROWER AND EACH ENDORSER AND GUARANTOR EACH HEREBY REPRESENTS, COVENANTS AND AGREES THAT THE PROCEEDS OF THE LOAN(S) EVIDENCED BY THIS NOTE SHALL BE USED FOR GENERAL COMMERCIAL PURPOSES AND THAT EACH SUCH LOAN IS A COMMERCIAL TRANSACTION AND DEFINED BY THE STATUTES OF THE STATE OF CONNECTICUT.  THE BORROWER AND EACH ENDORSER AND GUARANTOR HEREBY EACH WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES, SECTION 52-278A ET. SEQ., AS AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE BANK MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER. MORE SPECIFICALLY, THE BORROWER AND EACH ENDORSER AND GUARANTOR EACH ACKNOWLEDGES THAT THE BANK’S ATTORNEY MAY, PURSUANT TO CONNECTICUT GENERAL STATUTES, SECTION 52-278F, ISSUE A WRIT FOR PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. THE BORROWER AND EACH ENDORSER AND GUARANTOR EACH ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY BY THE BANK’S ATTORNEY, AND THE BANK ACKNOWLEDGES THE BORROWER’S AND EACH ENDORSER’S AND GUARANTOR’S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT. THE BORROWER AND EACH ENDORSER AND GUARANTOR EACH FURTHER HEREBY WAIVES ANY REQUIREMENT OR OBLIGATION OF THE BANK TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY THE BANK AND WAIVE ANY OBJECTIONS TO ANY PREJUDGMENT REMEDY OBTAINED BY THE BANK BASED ON ANY OFFSETS, CLAIMS,

DEFENSES OR COUNTERCLAIMS OF THE BORROWER AND EACH ENDORSER AND GUARANTOR OR ANY OTHER OBLIGATED PARTY TO ANY ACTION BROUGHT BY THE BANK.  THE BORROWER AND EACH ENDORSER AND GUARANTOR EACH ACKNOWLEDGES AND AGREES THAT ALL OF THE WAIVERS CONTAINED IN THIS SECTION HAVE BEEN MADE KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF ITS COUNSEL.

Executed as an instrument under seal as of November 12, 2021

Witness:	Borrower:

Sachem Capital Corp.
A Connecticut Corporation

/s/Peter Giannotti	By:	/s/John L. Villano
Peter Giannotti		John L. Villano, Chairman, Chief
Executive Officer, Chief Financial
Officer and Secretary

This Note is secured by a First Mortgage on the real property located at 568 East Main Street and 698 East Main Street in Branford, Connecticut 06405, as well as a Financing Statement securing all fixtures located on the property.

EXHIBIT “C”

Permitted Encumbrances

NONE